EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

FIRST QUARTER 2023 EARNINGS RELEASE

FOR IMMEDIATE RELEASE	May 6, 2023

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the first quarters of 2023 and 2022 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the first quarters of 2023 and 2022 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	First Quarter
	2023	2022*
Net earnings attributable to Berkshire shareholders	$35,504	$5,580

Net earnings includes:
Investment and derivative gains (losses)	27,439	(1,580)
Operating earnings	8,065	7,160

Net earnings attributable to Berkshire shareholders	$35,504	$5,580

Net earnings per average equivalent Class A Share	$24,377	$3,784
Net earnings per average equivalent Class B Share**	$16.25	$2.52

Average equivalent Class A shares outstanding	1,456,438	1,474,703
Average equivalent Class B shares outstanding	2,184,657,109	2,212,054,009

*	Revised due to change in accounting for Long-Duration Insurance Contracts as required by GAAP.
**	Per share amounts are 1/1,500th of those shown for Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains (losses) in our earnings statements. In the table above, investment gains (losses) include gains of approximately $23.4 billion in the first quarter of 2023 and losses of approximately $771 million in the first quarter of 2022 due to changes during the first quarters of 2023 and 2022 in the amount of unrealized gains that existed in our equity security investment holdings. Investment gains (losses) also include after-tax realized gains on sales of investments of $1.7 billion in the first quarter of 2023 and after-tax realized losses on sales of investments of $612 million in the first quarter of 2022. In 2023, investment gains also include a net remeasurement gain of approximately $2.4 billion related to Berkshire’s acquisition of an additional 41.4% ownership interest in Pilot Travel Centers.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	First Quarter
	2023	2022
Insurance-underwriting	$911	$167
Insurance-investment income	1,969	1,170
BNSF	1,247	1,371
Berkshire Hathaway Energy Company	416	775
Other controlled businesses	3,065	3,025
Non-controlled businesses*	568	282
Other	(111)	370

Operating earnings	$8,065	$7,160

*	Includes certain businesses in which Berkshire had between a 20% and 50% ownership interest.

Approximately $4.4 billion was used to purchase shares of Class A and Class B common stock during the first quarter of 2023. On March 31, 2023, there were 1,450,152 Class A equivalent shares outstanding.

At March 31, 2023, insurance float (the net liabilities we assume under insurance contracts) was approximately $165 billion, an increase of approximately $1 billion since yearend 2022.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains (losses) and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our periodic earnings statements. In sum, investment gains (losses) for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400